Exhibit 99.2

ITEM 6.	SELECTED FINANCIAL DATA.

The following data should be read in conjunction with Item 7 — “Management’s Discussion and Analysis of Financial Condition and Operations” and our consolidated financial statements in Item 8 — “Financial Statements and Supplementary Data.” These items include discussions of factors affecting comparability of the information shown below.

In the first quarter of 2018, we revised our reportable segments to consist of the following three segments: Clean Air, Ride Performance and Aftermarket. The new reportable segments, which are also our operating segments, align with how the Chief Operating Decision Maker allocates resources and assesses performance against our key growth strategies. Costs related to other business activities, primarily corporate headquarter functions, are disclosed separately from the three operating segments as “Other.” We evaluate segment performance based primarily on earnings before interest expense, income taxes, and noncontrolling interests. Products are transferred between segments and geographic areas on a basis intended to reflect as nearly as possible the “market value” of the products. Prior period segment information has been retrospectively recast to conform to reflect our current segmentation.

TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2017(a)	2016(b)	2015(c)	2014(d)	2013(e)
	(Millions Except Share and Per Share Amounts)
Statements of Income Data:
Net sales and operating revenues —
Clean Air Division	$6,216	$5,764	$5,377	$5,454	$5,077
Ride Performance Division	1,807	1,593	1,545	1,633	1,567
Aftermarket Division	1,251	1,242	1,259	1,294	1,280

Total Tenneco Inc.	$9,274	$8,599	$8,181	$8,381	$7,924

Earnings before interest expense, income taxes, and noncontrolling interests —
Clean Air Division	$421	$432	$371	$375	$346
Ride Performance Division	61	97	63	73	13
Aftermarket Division	178	191	174	178	159
Other	(243)	(204)	(100)	(137)	(96)

Total Tenneco Inc.	$417	$516	$508	$489	$422

Interest expense (net of interest capitalized)	73	92	67	91	80
Income tax expense	70	—	146	131	122

Net income	274	424	295	267	220

Less: Net income attributable to noncontrolling interests	67	68	54	42	38

Net income attributable to Tenneco Inc.	$207	$356	$241	$225	$182

Weighted average shares of common stock outstanding —
Basic	52,796,184	55,939,135	59,678,309	60,734,022	60,474,492
Diluted	53,026,911	56,407,436	60,193,150	61,782,508	61,594,062
Basic earnings per share of common stock	$3.93	$6.36	$4.05	$3.70	$3.02
Diluted earnings per share of common stock	$3.91	$6.31	$4.01	$3.64	$2.96
Cash dividends declared	$1.00	$—	$—	$—	$—

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Millions Except Ratio and Percent Amounts)
Balance Sheet Data (at year end):
Total assets(f)	$4,842	$4,346	$3,970	$3,996	$3,817
Short-term debt	83	90	86	60	83
Long-term debt(f)	1,358	1,294	1,124	1,055	1,006
Redeemable noncontrolling interests	42	40	41	34	20
Total Tenneco Inc. shareholders’ equity	696	573	425	495	432
Noncontrolling interests	46	47	39	40	39

Total equity	742	620	464	535	471
Statement of Cash Flows Data:
Net cash provided by operating activities(g)(i)	$517	$374	$415	$248	$407
Net cash used by investing activities(h)(i)	(300)	(229)	(192)	(210)	(135)
Net cash used by financing activities(g)	(251)	(86)	(183)	(18)	(205)
Cash payments for plant, property and equipment	(394)	(325)	(286)	(328)	(244)
Other Data:
EBITDA including noncontrolling interests(j)	$641	$728	$711	$697	$627
Ratio of EBITDA including noncontrolling interests to interest expense	8.78	7.91	10.61	7.66	7.84
Ratio of net debt (total debt less cash and cash equivalents) to EBITDA including noncontrolling interests(k)	1.75	1.42	1.30	1.19	1.29
Ratio of earnings to fixed charges(l)	4.26	4.55	5.73	4.38	4.32

NOTE: Our consolidated financial statements for the three years ended December 31, 2017, which are discussed in the following notes, are included under Item 8.

(a)

2017 includes $72 million in restructuring and related costs primarily related to closing a Clean Air Belgian JIT plant in response to the end of production on a customer platform, closing an OE Clean Air manufacturing plant and downsizing Ride Performance operations in Australia, the required relocation of our Beijing Ride Performance plant outside of the Beijing area and other cost improvement initiatives. Of the $72 million we incurred in restructuring and related costs, $3 million was related to asset write-downs. The tax expense recorded in 2017 includes a net provisional tax expense of $43 million for one-time transition tax on deemed repatriation of previously deferred foreign earnings under the Tax Cuts and Jobs Act. This amount is subject to change as we refine our earnings and profits calculations and as additional guidance is published. The Company will continue to refine its estimates throughout the measurement period provided for in SEC Staff Accounting Bulletin 118, or until its accounting is complete. We remeasured U.S. deferred taxes from an applicable federal rate of 35% to the new statutory rate of 21% at which they are expected to be utilized, recording a $46 million provisional expense. The tax expense recorded in 2017 included a net tax benefit of $74 million relating to recognizing a U.S. tax benefit for foreign taxes.

(b)

2016 includes $36 million in restructuring and related costs primarily related to manufacturing footprint improvements in North America Ride Performance, headcount reduction and cost improvement initiatives in Europe and China Clean Air, South America and Australia. Of the total $36 million we incurred in restructuring and related costs, $6 million was related to asset write-downs. 2016 also includes a net tax benefit of $110 million primarily relating to the recognition of a U.S. tax benefit for foreign taxes, $24 million in pre-tax interest charges related to the refinancing of our senior notes due in 2020 and $72 million in pension buyout charges.

(c)

2015 includes $63 million of restructuring and related costs primarily related to the European cost reduction efforts, exiting the Marzocchi suspension business, headcount reductions in Australia and South America, and the closure of a JIT plant in Australia. Of the total $63 million we incurred in restructuring and related costs, $10 million was related to asset write-downs and $4 million was in charges related to pension benefits.
(d)

2014 includes $49 million of restructuring and related costs primarily related to the European cost reduction efforts, headcount reductions in Australia and South America, the sale of a closed facility in Cozad, Nebraska and costs related to organizational changes. Of the total $49 million we incurred in restructuring and related costs, $3 million was related to non-cash asset write downs and $2 million was related to a non-cash charge on the sale of a closed facility. 2014 also includes $32 million in charges related to postretirement benefits, of which $21 million was a non-cash charge related to payments made to retirement plan participants out of pension assets and $11 million related to an adjustment to the postretirement medical liability, and $13 million in pre-tax interest charges related to the refinancing of our senior credit facility.

(e)

2013 includes $78 million of restructuring and related costs primarily related to European cost reduction efforts including the planned closing of the ride performance plant in Gijon, Spain and intended reductions to the workforce at our ride performance plant in Sint-Truiden, our exit from the distribution of aftermarket exhaust products and ending production of leaf springs in Australia, headcount reductions in various regions, and the net impact of freezing our defined benefit plans in the United Kingdom. Of the total $78 million we incurred in restructuring and related costs, $3 million was related to non-cash asset write downs.

(f)

In April 2015, the FASB issued Accounting Standard Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. For public business entities, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments in this update is permitted for financial statements that have not been previously issued. We adopted this standard for the first quarter of 2015 and applied retrospectively. The balance for unamortized debt issuance costs was $13 million at both December 31, 2017 and 2016, $12 million at December 31, 2015, $14 million at December 31, 2014 and $13 million at December 31, 2013.

(g)

In March 2016, the FASB issued Accounting Standard Update 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, as part of its initiative to reduce complexity in accounting standards. The areas for simplification in this update involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, the standard is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We adopted this standard for the first quarter of 2017 and applied prospectively with the exception of the cash flow statements according to the guidance. Note 1 to the consolidated financial statements of Tenneco Inc. located in Part II Item 8 — Financial Statements and Supplemental Data is incorporated herein by reference.

(h)

In November 2016, the FASB issued Accounting Standard Update 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230) to eliminate diversity in practice in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Under this standard, the change in restricted cash is no longer presented as an investing activity in Statement of Cash Flows. The change in restricted cash previously recorded as an investing activity was a decrease of $1 million for 2017 and 2016, an increase of $2 million for 2015 and 2014, and a decrease of $5 million for 2013.

(i)

In August 2016, the FASB issued Accounting Standard Update 2016-15, Statement of Cash Flows—Classification of certain cash receipts and cash payments (Topic 230). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The retrospective adoption resulted in the reclassification of cash received to settle the deferred purchase price of factored receivables from operating to investing activities in the statement of cash flows. The deferred purchase price amounts of $112 million for 2017, $110 million for 2016, $113 million for 2015, $131 million for 2014 and $126 million for 2013 have been reclassified from operating activities to investing activities.

(j)	EBITDA including noncontrolling interests is a non-GAAP measure defined as net income before extraordinary items, cumulative effect of changes in accounting principle, interest expense, income taxes, depreciation and amortization and noncontrolling interests. We use EBITDA including noncontrolling interests, together with GAAP measures, to evaluate and compare our operating performance on a consistent basis between time periods and with other companies that compete in our markets but which may have different capital structures and tax positions, which can have an impact on the comparability of interest expense, noncontrolling interests and tax expense. We also believe that using this measure allows us to understand and compare operating performance both with and without depreciation expense. We believe EBITDA including noncontrolling interests is useful to our investors and other parties for these same reasons.

EBITDA including noncontrolling interests should not be used as a substitute for net income or for net cash provided by operating activities prepared in accordance with GAAP. It should also be noted that EBITDA including noncontrolling interests may not be comparable to similarly titled measures used by other companies and, furthermore, that it excludes expenditures for debt financing, taxes and future capital requirements that are essential to our ongoing business operations. For these reasons, EBITDA including noncontrolling interests is of value to management and investors only as a supplement to, and not in lieu of, GAAP results. EBITDA including noncontrolling interests are derived from the statements of income (loss) as follows:

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Millions)
Net income	$207	$356	$241	$225	$182
Noncontrolling interests	67	68	54	42	38
Income tax expense	70	—	146	131	122
Interest expense, net of interest capitalized	73	92	67	91	80
Depreciation and amortization of other intangibles	224	212	203	208	205

Total EBITDA including noncontrolling interests	$641	$728	$711	$697	$627

(k)

We present the ratio of net debt (total debt less cash and cash equivalents) to EBITDA including noncontrolling interests because management believes it is a useful measure of Tenneco’s credit position and progress toward reducing leverage. The calculation is limited in that we may not always be able to use cash to repay debt on a dollar-for-dollar basis. Net debt balances are derived from the balance sheets as follows:

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Millions)
Total Debt	$1,441	$1,384	$1,210	$1,115	$1,089
Total Cash, cash equivalents and restricted cash	318	349	288	285	280

Net Debt	$1,123	$1,035	$922	$830	$809

(l)

For purposes of computing this ratio, earnings generally consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. See Exhibit 12 to this Form 10-K for the calculation of this ratio.

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